UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/28/2006

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

9725 Datapoint Drive
Suite 300B
San Antonio, TX 78229
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The Company received notice from the Nasdaq Stock Market indicating that the Company is not in compliance with one of Nasdaq's requirements for continued listing because the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for the previous 30 consecutive business days, in a letter dated July 21, 2006. Nasdaq requires compliance with the minimum bid price for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"). Such a notice is routinely issued when a listed company does not meet the minimum bid requirement. In accordance with Nasdaq Marketplace Rule 4310(c)(8)(d), the Company will be provided 180 calendar days, or until January 17, 2007, to regain compliance. If at any time before January 17, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq may determine that the Company has exhibited compliance with the Rule. If compliance with Rule cannot be demonstrated by January 17, 2007, and the Company meets the initial listing criteria of the Nasdaq Capital Market, the Company will be granted an additional 180 calendar day compliance period. If the Company is not eligible for the additional compliance period, Nasdaq will notify the Company that its securities will be delisted. The Company may appeal such determination to Nasdaq's Listing Qualifications Panel. Until the Company exhibits compliance with the Rule, Nasdaq and third party providers of market date information will broadcast an indicator of the Company's non-compliance.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: July 28, 2006	By:	/s/ Lori Jones
Lori Jones
CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated July 27, 2006, Announcing Receipt of Deficiency Notice Related to NASDAQ Listing Requirements